New Jersey Value Municipal Income Trust (VJV)

                          Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
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David C. Arch                           2,320,210
Howard J Kerr                           2,320,210


With regards to the election of the following trustee by preferred shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
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The other trustees of the Trust whose terms did not expire in 2000 are Rod Dammeyer, Theodore A. Myers, Richard F. Powers, III, Hugo F. Sonnenschein and Wayne W. Whalen.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 2,310,904 common shares, 6,734 shares voted against and 13,968 shares abstained.